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                          TAX DISAFFILIATION AGREEMENT

                        Dated as of September [29], 1997

                                    between

                                HFS Incorporated

                                      and

                             Avis Rent A Car, Inc.


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                          TAX DISAFFILIATION AGREEMENT


         This Tax Disaffiliation Agreement (the "Agreement") is made and entered into as of September [29], 1997 by and among HFS Incorporated, a Delaware corporation ("HFS") and Avis Rent A Car, Inc., a Delaware corporation ("Spinco").

         WHEREAS, HFS is the common parent of an affiliated group ("Affiliated Group") of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, on or prior to October 16, 1997, HFS Car Rental Inc. (formerly, Avis, Inc.), a Delaware corporation ("Avis") was the common parent of an Affiliated Group of corporations whose members included, among others, Wizard Co., Inc., a Delaware corporation ("Wizard"), Reserve Claims Management Co., a Delaware corporations ("Claims Management"), Wizcom International, Ltd., a Delaware corporation ("Wizcom") and its wholly-owned subsidiary Preferred Holidays, Inc., a Delaware corporation ("Preferred Holidays"), Avis Rent A Car System, Inc., a Delaware corporation ("ARACS") and certain of their respective Subsidiaries (as defined herein);

         WHEREAS, Spinco, the beneficial owner of ARACS, Claims Management, Avis International, Ltd, a Delaware corporation ("International"), Avis Enterprises, Inc., a Delaware corporation ("Enterprises"), Pathfinder Insurance Company, a Colorado domiciled stock insurance company ("Pathfinder"), Global Excess and Reinsurance Ltd., a Bermuda domiciled insurer ("Global Excess") and PF Claims Mgt. Ltd., a New York corporation ("PF Claims"), intends to issue approximately 75 percent of the vote and value of its common stock to the public in an initial public offering ("IPO");

         WHEREAS, immediately after the date of the initial public offering, HFS intends to file consolidated federal income tax returns on behalf of itself and each Member (as defined herein) of the Post-IPO HFS Group (as defined herein), and Spinco intends to file consolidated federal income tax returns on behalf of itself and each Member of the Post-IPO Spinco Group (as defined herein); and

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         WHEREAS, HFS and Spinco desire on behalf of themselves, their
Subsidiaries (as defined herein) and their successors to set forth their rights and obligations with respect to Taxes (as defined herein) relating to taxable periods before and after the date of the IPO;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties (as defined herein) hereto, intending to be legally bound hereby, agree as follows.

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Acquisition Date" shall mean October 16, 1996.

         1.2 "Affiliated Group" shall have the meaning set forth in the Recitals.

         1.3 "Agreement" shall have the meaning set forth in the Recitals.

         1.4 "ARACS" shall have the meaning set forth in the Recitals.

         1.5 "Avis" shall have the meaning set forth in the Recitals.

         1.6 "Claims Management" shall have the meaning set forth in the Recitals.

         1.7 "Code" shall have the meaning set forth in the Recitals.

         1.8 "Due Date" shall mean, with respect to any Tax Return or payment of any Taxes with respect to a Tax Return, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law,

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giving effect to any applicable extensions of the time for such filing or payment.

         1.9 "Enterprises" shall have the meaning set forth in the Recitals.

         1.10 "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.

         1.11 "Global Excess" shall have the meaning set forth in the Recitals.

         1.12 "Indemnifiable Loss" shall mean, with respect to any claim by an Indemnified Party for indemnification pursuant to Article IV hereof, any and all losses, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgements, settlements, and compromises relating thereto and reasonable attorneys' and accountants' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.

         1.13 "Indemnifiable Party" shall mean any Party entitled to receive indemnification from another Party pursuant to Article IV hereof.

         1.14 "Interim HFS Group" shall mean, for any Interim Period, the then Affiliated Group of corporations of which HFS was the common parent and which joined in filing consolidated U.S. federal income Tax Returns.

         1.15 "Interim Period" shall mean any taxable year or period that begins on or after the day following the Acquisition Date and ends on or prior to the IPO Date and, (i) in the case of a Straddle Period that begins on or before, and ends after, the Acquisition Date, that portion of such Straddle Periods that begins on the date immediately following the Acquisition Date, or
(ii) in the case of a Straddle Period that begins on or before, and ends after, the IPO Date, that portion of such Straddle Period that ends on the IPO Date.

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         1.16 "Interim Spinco Group" shall mean, for any Interim Period, Spinco and its then Subsidiaries. Notwithstanding the foregoing, the Subsidiaries of Spinco shall be deemed to include, for the entire Interim Period, PF Claims, Global Excess, Pathfinder, Avis Enterprises, International, ARACS, Claims Management and each of their respective Subsidiaries.

         1.17 "International" shall have the meaning set forth in the Recitals.

         1.18 "IPO Date" shall mean the last day on which Spinco and its then Subsidiaries could be considered members of the Affiliated Group of corporations of which HFS is the common parent and which join in filing consolidated U.S. federal income Tax Returns.

         1.19 "Member" shall mean (i) a member of a particular Affiliated Group of corporations which join in filing consolidated U.S. federal income Tax Returns or (ii) a member of a particular group defined in this Agreement.

         1.20 "Party" shall mean HFS or Spinco.

         1.21 "Pathfinder" shall have the meaning set forth in the Recitals.

         1.22 "Paying Party" shall have the meaning set forth in Section 4.4 hereof.

         1.23 "PF Claims" shall have the meaning set forth in the Recitals.

         1.24 "Post-IPO HFS Group" shall mean, for any Post-IPO Period, the Affiliated Group of corporations of which HFS is the common parent and which join in filing consolidated U.S. Federal income Tax Returns.

         1.25 "Post-IPO Period" shall mean any taxable period beginning the day after the IPO Date and, in the case of any Straddle Period that begins on or before, and ends after, the IPO Date, that portion of such Straddle Period that begins on the day after the IPO Date.

         1.26 "Post-IPO Spinco Group" shall mean, for any Post-IPO Period, (i) the Affiliated Group of corporations of which Spinco is the common parent and which join in

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filing consolidated U.S. Federal income Tax Returns and (ii) Spinco and/or any of its Subsidiaries.

         1.27 "Post-IPO Stub Period" shall mean any taxable year or period after the IPO Date and ending on or before December 31, 1997.

         1.28 "Pre-Acquisition Avis Group" shall mean, for any Pre-Acquisition Period, (i) the then Affiliated Group of corporations of which Avis was the common parent and which joined in filing consolidated U.S. Federal income Tax Returns and (ii) Avis and/or any of its then Subsidiaries.

         1.29 "Pre-Acquisition HFS Group" shall mean, for any Pre-Acquisition Period, the then Affiliated Group of corporations of which HFS was the common parent and which joined in filing consolidated U.S. Federal income Tax Returns.

         1.30 "Pre-Acquisition Period" shall mean any taxable period or portion thereof that ends on or before the Acquisition Date and, in the case of any Straddle Period that begins on or before, and ends after, the Acquisition Date, that portion of such Straddle Period that ends on the Acquisition Date.

         1.31 "Preferred Holidays" shall have the meaning set forth in the Recitals.

         1.32 "Refund" shall have the meaning set forth in Article V.

         1.33 "Spinco" shall have the meaning set forth in the Recitals.

         1.34 "Straddle Period" shall mean any taxable period that (i) begins on or before, and ends after, the Acquisition Date or (ii) begins on or before, and ends after, the IPO Date.

         1.35 "Subsidiary" shall mean, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary

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of such Party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

         1.36 "Tax Attribute" shall mean any net operating loss, investment tax credit, foreign tax credit, or other credit, deduction or tax attribute (including basis).

         1.37 "Tax Authority" shall mean the Internal Revenue Service and any other state, local, foreign or other governmental authority responsible for the administration of Taxes.

         1.38 "Tax Claim" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes or a Tax Return.

         1.39 "Taxes" shall mean all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitation, income, gross receipts, excise, alternative minimum, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.

         1.40 "Tax Returns" shall mean all returns, reports, declarations, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any Tax Authority to be filed with respect to Taxes, including, without limitation, all information returns, claims for refund, amended returns, declarations of estimated Tax, and requests for

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extensions of time to file any item described in this paragraph.

         1.41 "Transfer Tax" shall mean all sales, use, transfer (including real property transfer and gains), stamp, documentary, filing, recordation and other similar Taxes and fees which may be imposed or assessed as a result of the IPO and the transactions contemplated thereby, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         1.42 "Treasury Regulations" shall mean the United States income Tax regulations promulgated by the Treasury Department under the Code, as the same may be amended hereafter from time to time.

         1.43 "Underpayment Rate" shall mean the interest rate specified under
Section 6621(a)(2) of the Code.

         1.44 "Wizard" shall have the meaning set forth in the Recitals.

         1.45 "Wizcom" shall have the meaning set forth in the Recitals.


                                   ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS

         2.1 Preparation and Filing of Pre-Acquisition Period Tax Returns.

              (a) HFS shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the Pre-Acquisition HFS Group and any Member thereof for any Pre-Acquisition Period.

              (b) To the extent not filed prior to the IPO Date, Spinco shall prepare or cause to be prepared (in each case, at its own cost and expense and in a manner consistent with past practice) all consolidated Federal and consolidated, combined, unitary and similar state and local income Tax Returns of the Pre-Acquisition

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Avis Group and any Member thereof for any Pre-Acquisition Period. For purposes of this Section 2.1(b), Spinco shall prepare or cause to be prepared a combined income tax return for New York State. At least 30 days prior to the Due Date of any Tax Return which Spinco is required to prepare (or cause to be prepared) pursuant to this Section 2.1(b), Spinco shall deliver such Tax Returns to HFS. Upon its consent, HFS shall timely file (or cause to be timely filed) such Tax Returns.

              (c) Spinco shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns not described in Section 2.1(b) of this Agreement required to be filed by the Pre-Acquisition Avis Group or any Member thereof for any Pre-Acquisition Period, provided, however, that with respect to any Tax Return of Avis, Wizard, Wizcom or Preferred Holidays relating to a Straddle Period beginning on or before the Acquisition Date and ending after the Acquisition Date with respect to which HFS is liable for any amount of Tax shown to be due thereon pursuant to this Agreement, Spinco shall prepare or cause to be prepared (in each case, at its own cost and expense and in a manner consistent with past practice) such Tax Return and, at least 30 days prior to the Due Date thereof, shall deliver or cause to be delivered such Tax Return to HFS for its review, together with a statement showing in reasonable detail Spinco's calculation of any Taxes attributable to such Straddle Period for which HFS is liable. Any disputes regarding such calculations shall be resolved in accordance with Article IX of this Agreement. HFS shall timely file or cause to be timely filed such Tax Returns.

         2.2 Preparation and Filing of Interim Period Tax Returns and Other Information.

              (a) Except for those Tax Returns that Spinco is required to prepare and timely file or cause to be prepared and timely filed pursuant to
Section 2.2(b) of this Agreement, HFS shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the Interim HFS Group and any Member thereof for any Interim Period. As promptly as practicable but in no event later than 90

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days before the Due Date of any such Tax Return, Spinco shall prepare or cause to be prepared (in each case, at its own cost and expense and in a manner consistent with past practice) pro forma statements for all Members of the Pre-Acquisition Avis Group that, after the Acquisition Date, are Members of the Interim HFS Group, for any Interim Period.

              (b) Spinco shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the Interim Spinco Group and any Member thereof.

         2.3 Preparation and Filing of Post-IPO Period Tax Returns.

              (a) HFS shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the Post-IPO HFS Group or any Member thereof for any Post-IPO Period. As promptly as practicable but in no event later than 90 days before the Due Date of any such Tax Return, Spinco shall prepare pro forma statements for each of Avis, Wizard, Wizcom and Preferred Holidays for any Post-IPO Stub Period.

              (b) Spinco shall prepare and timely file or cause to be prepared and timely filed (in each case, at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the Spinco Group and any Member thereof for any Post-IPO Period.

         2.4 Consistent Positions on Tax Returns; No Amendments.

              (a) The Parties agree that, subject to any Final Determination requiring a position to the contrary (of which the Party to which such Final Determination relates shall give notice to the other), with respect to any Tax Returns filed pursuant to this Agreement, the parties shall file and shall cause their affiliates to file all such Tax Returns (or any position reflected on a pro forma statement attributable to a Tax Return) consistently with one another.

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              (b) Spinco shall not (and shall cause each of its Subsidiaries not to) file or amend any Tax Return of the Pre-Acquisition Avis Group or any Member thereof or the Interim Spinco Group or any Member thereof for any Pre-Acquisition Period or Interim Period, respectively, without the consent of HFS or unless a Final Determination has occurred.


                                  ARTICLE III

                         PAYMENTS WITH RESPECT TO TAXES

         3.1 Payments of Taxes By Spinco.

              (a) Spinco shall pay (or cause to be paid) all Taxes of, or attributable to, (i) the PreAcquisition Avis Group and any Member thereof for any Pre-Acquisition Period, (ii) the Interim Spinco Group and any Member thereof for any Interim Period and (iii) the Spinco Group and any Member thereof for any Post-IPO Period.

              (b) With respect to any consolidated Federal or state consolidated, unitary, combined or other similar income Tax Return of the Interim HFS Group or any Member thereof that the Interim HFS Group or any such Member is required to timely file pursuant to Article II of this Agreement, Spinco shall pay or cause to be paid to HFS its portion of the Taxes shown to be due on such Tax Return, as determined under this Agreement, at least 10 days prior to the Due Date for such Tax Return. With respect to any Tax Return of Avis, Wizard, Wizcom or Preferred Holidays relating to a Straddle Period beginning on or before the Acquisition Date and ending after the Acquisition Date that HFS is required to timely file or cause to be timely filed pursuant to Article II of this Agreement, Spinco shall pay or cause to be paid to HFS (or Avis, Wizard, Wizcom or Preferred Holidays, as directed by HFS), Spinco's portion of the Taxes shown to be due on such Tax Return, as determined under this Agreement, at least 10 days prior to the Due Date for such Tax Return.

         3.2 Payment of Taxes by HFS. HFS shall pay all Taxes of, or attributable to, (i) the Pre-Acquisition HFS Group and any Member thereof for any Pre-Acquisition

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Period, (ii) the Interim HFS Group and any Member thereof for any Interim
Period (other than Taxes for which Spinco is obligated to pay pursuant to Section 3.1(a)(ii) of this Agreement) and (iii) the Post-IPO HFS Group and any Member thereof for any Post-IPO Period.


                                   ARTICLE IV

                                INDEMNIFICATION

         4.1 Indemnification by Spinco. Spinco shall pay, and shall indemnify, defend and hold harmless HFS and any Member of the Post-IPO HFS Group from and against all Indemnifiable Losses arising out of or resulting from, directly or indirectly, (i) Taxes of, or attributable to, the Pre-Acquisition Avis Group or any Member thereof for any Pre-Acquisition Period, (ii) Taxes incurred pursuant to Treasury Regulations Section 1.1502-6 (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of Avis, Wizard, Wizcom, Preferred Holidays or any other Member of the Pre-Acquisition Avis Group having been a member of another Affiliated Group (other than the Interim HFS Group) or combined, consolidated, affiliated or unitary group, (iii) Taxes of, or attributable to, the Interim Spinco Group for any Interim Period, (iv) Transfer Taxes for which Spinco is liable pursuant to Section 11.1 of this Agreement and
(v) Taxes of, or attributable to, the Post-IPO Spinco Group or any Member thereof for any Post-IPO Period.

         4.2 Indemnification By HFS. HFS shall pay, and shall indemnify, defend and hold harmless Spinco and any Member of the Post-IPO Spinco Group from and against all Indemnifiable Losses arising out of or resulting from, directly or indirectly, (i) Taxes of, or attributable to, the Pre-Acquisition HFS Group or any Member thereof for any Pre-Acquisition Period, (ii) Taxes of, or attributable to, the Interim HFS Group or any Member thereof (other than the Interim Spinco Group or any Member thereof) for any Interim Period, (iii) Taxes of, or attributable to, the Post-IPO HFS Group or any Member thereof, for any Post-IPO Period.

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         4.3 Computation of Taxes Relating To Straddle Periods. For purposes of determining the amount of Taxes which relate to a Straddle Period, the Acquisition Date (or the IPO Date) shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the Acquisition Date (or the IPO Date): (i) in the case of Taxes that are either (x) based upon or related to income or receipts (and corresponding losses and deductions) or (y) imposed in connection with the sale, exchange, transfer, assignment or distribution of property (real or personal, tangible or intangible) (and corresponding losses and deductions), shall be deemed equal to the amount which would be payable if the period for which Tax is assessed ended on and included the Acquisition Date (or the IPO Date), and (ii) in the case of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

         4.4 Payments. To the extent that a Party (a "Paying Party") owes money to an Indemnified Party pursuant to this Article IV, the Paying Party shall pay the Indemnified Party, no later than 10 business days prior to the Due Date of the relevant Tax Return or 5 business days after the Paying Party receives the Indemnified Party's calculations, whichever is later, the amount for which the Paying Party is required to indemnify the Indemnified Party under this Article
IV. The Indemnified Party shall submit the Indemnified Party's calculations of the amount required to be paid pursuant to this Article IV, showing such calculations in sufficient detail so as to permit the Paying Party to understand the calculations. Any dispute regarding such calculations shall be resolved in accordance with Article IX of this Agreement.


                                   ARTICLE V

                                    REFUNDS

         HFS shall be entitled to all refunds of Taxes ("Refunds") that are attributable to (i) Members of the HFS Group for any Pre-Acquisition Period,
(ii) Members of the Interim HFS Group (other than the Interim Spinco Group) for any Interim Period and (iii) Members of the Post-IPO HFS Group for any Post-IPO Period. Spinco shall be entitled to all Refunds of Taxes that are attributable

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to (i) Members of the Pre-Acquisition Avis Group for any Pre-Acquisition Period
(ii) Members of the Interim Spinco Group for any Interim Period, and (iii) Members of the Post-IPO Spinco Group for any Post-IPO Period. Notwithstanding the foregoing, HFS shall be entitled to all Refunds of Taxes of Avis, Wizard, Wizcom and Preferred Holidays for any Pre-Acquisition period which results from the carryback of a loss, credit or other Tax Attribute from a Interim Period or Post-IPO Period. Refunds relating to Straddle Periods shall be equitably apportioned between HFS and Spinco in accordance with the provisions of this Agreement governing Straddle Periods. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within 10 days after the receipt of such Refund.


                                   ARTICLE VI

                        CARRYBACKS; NET OPERATING LOSSES

         6.1 Carrybacks. In the event of a realization of any loss or credit for tax purposes by a Party or any of its Subsidiaries for any taxable period beginning on or after the IPO Date, the Party (or any of its Subsidiaries) realizing such loss or credit may, in its sole discretion, to the extent permitted under applicable law, elect not to carry back such loss or credit.

         6.2 Net Operating Losses.

              (a) Determination of Federal Income Tax Net Operating Losses Attributable to Members of Pre-Acquisition Avis Group. With respect to the amount of net operating loss carryovers attributable to the Pre-Acquisition Avis Group (and each Member thereof) as of the Acquisition Date, the Parties hereby agree that for Federal income tax purposes the net operating loss carryforwards of the Pre-Acquisition Avis Group (and each Member thereof) as of the Acquisition Date is as set forth on Schedule A, attached hereto. HFS and Spinco shall not take any position contrary to Schedule A on any applicable Tax Return, in any proceeding before any taxing authority or otherwise, unless consent of the other Party is obtained or a Final Determination has occurred. In the event that any of the losses set forth

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on Schedule A is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute (control of which shall be governed by Article VII of this Agreement).

              (b) No Indemnification for Utilization of Net Operating Losses and Other Tax Attributes of Pre-Acquisition Avis Group. Notwithstanding anything to the contrary contained in this Agreement, no Party to this Agreement shall be entitled to any payment, indemnification or compensation for the utilization (prior to or after the IPO Date) of the net operating losses, tax credits and other tax attributes of the Pre-Acquisition Avis Group (or any Member thereof) or the Interim Spinco Group (or any Member thereof).

              (c) Determination of State and Local Income Tax Net Operating Losses Attributable to Members of Pre-Acquisition Avis Group. HFS and Spinco shall cooperate with each other and shall act together in good faith to determine and agree upon, for state and local income tax purposes, the net operating loss carryforwards of the Pre-Acquisition Avis Group (and each Member thereof) and any state or local combined, unitary, consolidated or similar group (as may be determined by the Parties) which includes Members of the Pre-Acquisition Avis Group. HFS and Spinco shall be bound by such determinations for purposes of determining any Taxes and shall not take any position contrary to such determinations on any applicable Tax Return, in any proceeding before any taxing authority or otherwise, unless consent of the other Party is obtained or a Final Determination has occurred. In the event that any of such determinations is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute (control of which shall be governed by Article VII of this Agreement).

              (d) Net Operating Loss Carryovers to Consolidated Return and Separate Return Years. For Federal income tax purposes, with respect to the Federal net operating losses of Members of the Pre-Acquisition Avis Group, the consolidated net operating loss of the Pre-Acquisition Avis Group, and the carryovers of such net operating losses to consolidated return and separate return years, the Parties shall follow and consistently

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apply the rules of Temporary Treasury Regulations Section 1.1502-21T, including for all tax years ending on or after January 29, 1991 that were open as of January 1, 1997. Similar principles shall apply with respect to other tax attributes. Unless otherwise required by state or local law, consistent rules shall apply for state or local income tax purposes.

              (e) Apportionment of Consolidated Section 382 Limitation. With respect to the apportionment of the Federal "consolidated Section 382 limitation" (as determined by HFS in its sole discretion under Temporary Treasury Regulations Section 1.1502-93T) caused as a result of the acquisition of Avis by a Subsidiary of HFS, the Parties shall follow the rules of Temporary Treasury Regulations Section 1.1502-95T(c). Accordingly, the Parties hereby agree that HFS will cause Avis to allocate to Spinco the sum of (i) no less than the lesser of (A) $20 million of the "value element" (as defined in Temporary Treasury Regulations Section 1.1502-95T(c)(2)(i)) (the "Annual Value Element") of the consolidated Section 382 limitation, as determined by HFS in its sole discretion or (B) 50 percent of the Annual Value Element of the consolidated Section 382 limitation, as determined by HFS in its sole discretion, and (ii) no less than the lesser of (A) $50 million of the "adjustment element" (as defined in Temporary Treasury Regulations Section 1.1502-95T(c)(2)(ii)) (the "Adjustment Element") of the consolidated Section 382 limitation, as determined by HFS in its sole discretion or (B) 15 percent of the Adjustment Element of the consolidated Section 382 limitation, as determined by HFS in its sole discretion. To the extent any apportionment of any state or local net operating loss limitation is required to or may be made, HFS shall determine such allocation in its sole discretion consistent with applicable state or local law.

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                                  ARTICLE VII

                                   TAX CLAIMS

         7.1 Notification of Tax Claims. If a Tax Claim shall be delivered, sent, commenced, or initiated to or against either HFS or any Member of the Post-IPO HFS Group or Spinco or any Member of the Post-IPO Spinco Group by any Tax Authority with respect to Taxes for which one Party to this Agreement may be entitled to indemnification from the other Party, HFS or Spinco, as the case may be, shall promptly notify the other Party in writing of such Tax Claim.

         7.2 Control of Tax Claims.

              (a) Except as provided in Section 7.2(b) of this Agreement, HFS shall control (at its own expense and with counsel of its own choice) all Tax Claims relating to Taxes for which one Party may be entitled to indemnification from the other Party pursuant to this Agreement. With respect to any Tax Claim that HFS is entitled to control pursuant to this Section 7.2(a), HFS may permit Spinco (at its own cost and expense and with counsel of its choice) to control any such Tax Claim, provided, that Spinco shall (i) keep HFS informed of all material developments and events relating to such Tax Claim, (iii) consult with HFS with respect to any such Tax Claim, (iii) act in good faith and (iv) use all reasonable efforts to preserve any net operating losses or other Tax Attributes; provided, further, that Spinco shall not be entitled to settle or otherwise compromise, either administratively or after commencement of litigation, any such Tax Claim without the prior written consent of HFS.

              (b) Spinco shall assume and control the defense of any Tax Claim that solely relates or is attributable to the Pre-Acquisition Avis Group or any Member thereof, the Interim Spinco Group or any Member thereof or the Post-IPO Spinco Group or any Member thereof, provided, however, that the provisions of
Section 7.2(a) shall apply if any Tax Claim has the potential of reducing the Federal income tax net operating loss carryforwards of the Pre-Acquisition Avis Group.

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                                  ARTICLE VIII

                 COOPERATION; MAINTENANCE OF BOOKS AND RECORDS

         8.1 Cooperation. HFS and Spinco agree that, after the IPO Date,:

              (a) Each Party shall assist (and cause its Subsidiaries and affiliates to assist) the other in preparing any Tax Returns which the other Party is responsible for preparing and filing;

              (b) the Parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

              (c) the Parties shall make available to each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

              (d) the Parties shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

              (e) the Parties shall furnish each other with copies of all relevant correspondence received from any Tax authority in connection with any audit or information request with respect to any Taxes referred to in subsection (d) above; and

              (f) except as otherwise provided herein, the Party requesting assistance or cooperation shall bear the other's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers other than attorney's fees.

         8.2 Maintenance of Books and Records. HFS and Spinco shall (and shall cause each of their respective Subsidiaries after the IPO Date to) (a) until the expiration of the relevant statutes of limitations (giving effect to any applicable extensions or waivers), retain records, documents, accounting data and other information

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

(including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any group (as defined in this Agreement) or Member thereof or for a Tax Claim by a Tax Authority relating to such Tax Returns; and (b) give to the other group reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of any Party under this Agreement. Prior to destroying any records, documents, data or other information described in this Article VIII, the Party (or its affiliate) wishing to destroy such items shall give the other Party (or its affiliate) a reasonable opportunity to obtain such items (at such other Party's (or its affiliate's) expense.


                                   ARTICLE IX

                                    DISPUTES

         If the Parties disagree as to the calculation of any Tax or the amount of any payment to be made under, or any other matter arising out of, this Agreement, the Parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate Party. If the Parties are unable to resolve any such dispute within 30 days thereafter, such dispute shall be resolved by a mutually agreeable nationally recognized accounting firm (other than any such accounting firm generally retained by HFS or Spinco) (the "Independent Accountants"). If and to the extent that the dispute presents legal issues, the Independent Accountants shall have the authority to consult a nationally recognized independent law firm (other than any law firm generally retained by HFS or Spinco) (the "Independent Lawyers"). The Independent Accountants on the advice, if applicable, of the Independent Lawyers, shall make their determination as promptly as practicable and such determination shall be final and binding on the Parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. ss.ss. 1 et. seq. The fees and expenses relating to the engagement of the Independent Accountants and the Independent Lawyers shall be shared by HFS and Spinco in accordance with the final allocation of the Tax

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

liability in dispute. Following the decision of the Independent Accountants and, if applicable, the Independent Lawyers, the Parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayments or overpayment, with interest calculated on such underpayments or overpayments at the Underpayment Rate from the date such underpayment or overpayment is paid or refunded.


                                   ARTICLE X

                                    SURVIVAL

         Notwithstanding any other provision in this Agreement to the contrary, the rights and obligations provided for in this Agreement shall survive indefinitely.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.1 Transfer Taxes. Spinco shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) with the appropriate Tax Authority all Tax Returns required to be filed in respect of Transfer Taxes imposed with respect to the IPO. Spinco shall pay (or cause to be paid) all Transfer Taxes attributable to the IPO.

         11.2 Effective Date of Agreement; Termination of Existing Tax Sharing Agreements. This Agreement shall take effect as of the IPO Date and any and all existing Tax Sharing Agreements and arrangements, written or unwritten (other than those provided by this Agreement) between or among any Member or Members of the Post-IPO HFS Group and any Members or Members of the Post-IPO Spinco Group shall be terminated as of the IPO Date and any and all rights or obligations existing thereunder shall be fully and finally settled without any payment by any party thereto.

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

         11.3 Interest on Late Payments. Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the Underpayment Rate. All payments made pursuant to this Agreement shall be made in immediately available funds.

         11.4 Determination and Characterization of Payments. (a) All indemnification payments under this Agreement shall be determined on a pre-Tax basis, i.e., without regard to the Tax consequences to the indemnified Party of making a payment that is indemnified by another Party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

         (b) The payments made pursuant to this Agreement shall be treated as occurring immediately before the IPO, and no Member of the Post-IPO HFS Group or the Post-IPO Spinco Group and none of the Subsidiaries of any such Member shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination with respect to the recipient Party causes any such payment to not be so treated.

         11.5 Notices. All notices and written communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

              If to HFS,

                   HFS Car Rental, Inc.
                   c/o HFS Incorporated
                   6 Sylvan Way
                   Parsippany, NJ 07054
                   Attn: General Counsel
                   Telecopy Number: (201) 428-6057

              If to Spinco,

                   Avis Rent A Car, Inc.
                   900 Old Country Road
                   Garden City, NJ 11530
                   Attn: General Counsel
                   Telecopy Number: (516) 222-3751

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

         Any Party may, by written notice so delivered to the other Party, change the address to which delivery of any notice shall thereafter be made.

         11.6 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state.

         11.7 Amendments. This Agreement may not be amended except by an agreement in writing, signed by the Parties.

         11.8 Parties in Interest. None of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that HFS may assign its rights and delegate its duties hereunder to CUC International Inc. ("CUC") or an entity controlled by CUC in connection with the proposed merger of HFS and CUC. This Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors, assigns, and persons controlling any of the corporations bound hereby. HFS, on the one hand, and Spinco, on the other hand, hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of HFS's Subsidiaries and Spinco's Subsidiaries, respectively. No person (including, without limitation, any employee of a Party or any stockholder of a Party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

         11.9 Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.

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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                            HFS INCORPORATED



                                            By
                                              ---------------------------
                                              Name:
                                              Title:



                                            AVIS RENT A CAR INC.



                                            By
                                              ---------------------------
                                              Name:
                                              Title:

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